Exhibit (4)(a)



                       GLENBROOK LIFE AND ANNUITY COMPANY
                          (herein called "we" or "us")

                 Amendatory Endorsement for Transfer Limitations

As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached.

The following is added to the Transfers provision in your Contract.

We reserve the right to limit the number of transfers in any Contract Year or to refuse any transfer request for an Owner or certain Owners if, in our sole discretion, we believe that:

     o excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Contract Owners; or

     o we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Contract Owners.

Except as amended, the Contract remains unchanged.

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  Secretary                           Chairman and Chief Executive Officer